Exhibit 15.1

August 24, 2026

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 200080

People's Republic of China

Re: Registration Statement on Form F-3 (File No. 333-295089)

Ladies and Gentlemen:

We are aware that our report dated August 24, 2026, on our review of interim financial information of The9 Limited (the “Company”) as of June 30, 2026 and for the three and six-month periods ended June 30, 2026 and 2025, and included in the Company’s Current Report on Form 6-K dated August 24, 2026, is incorporated by reference in this Registration Statement.

Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a “report” or “part” of this Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ RBSM LLP

Houston, Texas